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[COMSHARE LETTERHEAD]
                                                                NEWS RELEASE
                                                                  Exhibit 99


NEWS RELEASE
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ANN ARBOR, MI -August 6, 1996 -- Comshare, Incorporated (Nasdaq-NM Symbol:
CSRE), The Decision Support Company, announced today that it has delayed release of its results for the fourth quarter and year ending June 30, 1996 pending completion of its year-end audit including a more detailed review of orders in the United Kingdom and certain other foreign countries to determine if revenue recognition was in accordance with the Company's policies. This review was initiated after discovery of letters setting forth conditions to certain orders in the United Kingdom, which the Company had not been made aware of at the time the revenue was recognized.

        Based on this review, which is ongoing, the Company is currently aware of approximately $4.0 million, net of related costs, in such orders from several foreign countries, primarily relating to the third and fourth quarters of fiscal 1996. The Company will complete this review as quickly as possible, at which time it will release its results for the fourth quarter and year ending June 30, 1996 and, as required, the restatement of prior periods. The Company also expects to reflect the benefit of approximately $1.2 million of tax benefits in the fourth quarter which will reduce the impact on net income of the revenue reversal. These tax benefits relate to the settlement of certain tax issues and the amending of certain tax returns to claim credits which had previously not been claimed.

        T. Wallace Wrathall, president and CEO, stated, "We are deeply disappointed that certain sales personnel violated the Company's revenue recognition policies. We have taken steps to investigate this matter and to improve compliance with the Company's


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COMSHARE, INC.                                                           PAGE 2


revenue recognition policies." Wrathall continued, "As a result of the adjustments required by the review, we no longer believe that results for the fourth quarter will meet market expectations. Nevertheless, overall, we remain confident about the Company's direction. We are committed to our strategy of focusing decision support applications on specific industries, and the reaction to our recently released products continues to be positive. The momentum of our product introductions continues with the launch of BudgetPlus and the major marketing push of the new Boost applications for the consumer packaged goods industry well underway."

        Comshare, a market leading decision support company, develops, markets, and supports client/server decision support applications software designed to improve business analysis, planning, reporting and decision making. The Company focuses its applications software in four major markets -- executive information systems (EIS), financial reporting, retail and consumer packaged goods. One of the top 50 independent software companies, Comshare has over 3,000 customers worldwide, many of which are Fortune 1000 and Financial Times Top 1000 companies.

        For more information about Comshare products and services, call 1-800-922-7979 or see Comshare's home page on the world wide web at http://www.comshare.com. Comshare is a registered trademark; The Decision Support Company, BOOST, Commander Decision, Commander BudgetPlus, are trademarks of Comshare, Inc. All other trademarks are the properties of their respective holders.


Company Contact:
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Comshare, Inc.
Kathryn Jehle, Chief Financial Officer, 313-769-6723

Dan Jankowski,
Director, Marketing Communications, 313-769-8742


Financial Communications Contact:
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Lippert/Heilshorn & Associates, Inc.
John Heilshorn
tel: 212-838-3777

Kris Otridge, Senior Account Executive
tel: 415-955-2735